                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               AMENDMENT NO. 1 TO
                                     FORM 15
                               FILED ON 10/01/03

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                                 COMMISSION FILE NUMBER 0-14063
                                                                       ---------
                     BARRISTER GLOBAL SERVICES NETWORK, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

         186 Exchange Street, Buffalo, New York 14204         (716) 845-5010
-------------------------------------------------------------------------------
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, $.24 par value
-------------------------------------------------------------------------------
            (title of each class of securities covered by this Form)

                                      None
-------------------------------------------------------------------------------
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   |_|                Rule 12h-3(b)(l)(i)   |_|
         Rule 12g-4(a)(l)(ii)  |X|                Rule 12h-3(b)(l)(ii)  |X|
         Rule 12g-4(a)(2)(i)   |_|                Rule 12h-3(b)(2)(i)   |_|
         Rule 12g-4(a)(2)(ii)  |_|                Rule 12h-3(b)(2)(ii)  |_|
                                                  Rule 15d-6            |_|

         Approximate number of holders of record as of the certification or
notice date:        392
            ------------------

         Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    September 30, 2003                 By:      /s/ John S. Bowers, III
       -------------------------               --------------------------------
                                                 John S. Bowers, III, President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. the registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.



               PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND
               UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB
               CONTROL NUMBER